Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE
MAY 8, 2013

CHESAPEAKE ENERGY CORPORATION PREVAILS IN BOND LITIGATION

Company Will Proceed with Special Early Redemption
of 6.775% Senior Notes Due 2019 on May 13, 2013

OKLAHOMA CITY, MAY 8, 2013 – Chesapeake Energy Corporation (NYSE:CHK) today announced that the United States District Court for the Southern District of New York has ruled in Chesapeake’s favor, enabling the company to redeem its $1.3 billion of 6.775% Senior Notes due 2019 (the “Notes”) at par pursuant to the Special Early Redemption provision of the Notes.

Following a bench trial, the Hon. Paul A. Engelmayer ruled that Chesapeake’s notice to redeem the Notes at par, which was provided on March 15, 2013, was timely and effective pursuant to the Special Early Redemption provision of the Notes. The Company initiated this legal action on March 8, 2013 against the trustee for the Notes, The Bank of New York Mellon Trust Company, N.A., to confirm Chesapeake’s right to redeem the Notes at par.

Accordingly, the Company will proceed with its Special Early Redemption of the Notes, with payment expected to be made on May 13, 2013 pursuant to the terms of the notice.  The Company intends to proceed with the Special Early Redemption even if the trustee appeals the Court’s ruling, unless the Court’s ruling is stayed.  Chesapeake’s redemption of the Notes is part of a broader refinancing of its outstanding debt obligations.

Domenic J. Dell’Osso, Jr., Chesapeake’s Chief Financial Officer, commented, “We are pleased that the Court has ruled in Chesapeake’s favor.  We expect the refinancing of the Notes to save the Company more than $100 million in interest payments.”

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 11 producer of oil and natural gas liquids and the most active driller of new wells in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime and Niobrara unconventional liquids plays and in the Marcellus, Haynesville/Bossier and Barnett unconventional natural gas shale plays. The company also owns substantial marketing and oilfield services businesses through its subsidiaries Chesapeake Energy Marketing, Inc. and Chesapeake Oilfield Operating, L.L.C. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes "forward-looking statements" that give Chesapeake's current expectations or forecasts of future events.  Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct.  They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectation expressed.  We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.

CHESAPEAKE CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	Gary T. Clark, CFA	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-6741	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	gary.clark@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154